Exhibit 10.1

Amendment #2 to the Employment Agreement
Between Brian Hodous and Activision Publishing, Inc.

This Amendment #2 to the Employment Agreement (“Amendment #2”) is effective as of September 18, 2012, by and between Brian Hodous (“Employee”) and Activision Publishing, Inc. (“Employer”), a subsidiary of Activision Blizzard, Inc. (“Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of July 31, 2009, which was amended August 1, 2011 (“Amendment #1”) (collectively the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement.  Except as specifically set forth in this Amendment #2, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #2, then the terms of this Amendment #2 shall in all events control.  The amended terms are as follows:

1.             Term of Employment.  In Section 1(a), the Expiration Date is changed from March 31, 2013 to March 31, 2015.

2.             Compensation.  Section 2(b) shall now read:

“(b)         Commencing on March 3, 2013, you shall receive an annual base salary (“Base Salary”) of $660,000.00, which shall be paid in accordance with the Employer’s payroll policies.  Your Base Salary shall be reviewed periodically and may be increased by an amount determined by the Employer, in its sole and absolute discretion.”

3.             Compensation.  Section 2(f) is hereby added to the Employment Agreement and shall read as follows:

“(f)          Subject to the approval of the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), Activision Blizzard will grant to you a non-qualified stock option to purchase 50,000 shares of Activision Blizzard’s common stock (the “2012 Option”), 50,000 restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “2012 RSUs,”), and 50,000 performance-vesting restricted share units which represent the right to receive shares of Activision Blizzard’s common stock (the “2012 Performance Share Units”, and collectively with the 2012 Option and the 2012 RSUs, the “2012 Equity Awards”).

(i)            The 2012 Option will vest in full on March 30, 2015, subject to your remaining employed by the Activision Blizzard Group through the applicable vesting date.

(ii)           The 2012 RSUs will vest in full on March 30, 2015, subject to your remaining employed by the Activision Blizzard Group through such vesting date.

(iii)          Subject to your remaining employed by the Activision Blizzard Group through March 30, 2015, the 2012 Performance Share Units will vest in full on March 30, 2015, as determined by the Compensation Committee, as follows: (1) one-half of the 2012 Performance Share Units will vest if, and only if, the Compensation Committee determines that non-GAAP operating income for Activision Blizzard (the “Original Business Unit”) is greater than or equal to the non-GAAP annual operating plan operating income objective for the Original Business Unit as established by the Board of Directors, (the “Performance Objective”) for fiscal year 2013; and (2) one-half of the 2012 Performance Share Units will vest if, and only if, the Compensation Committee determines that the Performance Objective is met for fiscal year 2014. If, prior to the vesting of any portion of the 2012 Performance Share Units, as provided for in this provision, your primary job responsibilities are changed to a different business unit (the “New Business Unit”), then the Company, in its sole discretion, may substitute the New Business Unit’s non-GAAP operating income and non-GAAP annual operating plan operating income objective, as established by the Board of Directors, for those of the Original Business Unit for the relevant fiscal year(s) to which the change applies, for purposes of determining whether or not the conditions of the unvested 2012 Performance Share Units have been satisfied.

You acknowledge that the grant of 2012 Equity Awards pursuant to this Section 2(e) is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The 2012 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”), the Employer’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein) which are attached as Exhibit B, and Activision Blizzard’s standard forms of award agreement (as modified to the extent necessary to reflect the provisions of Section 10).  In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.  These 2012 Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.”

4.             Termination of Obligations and Severance Payments.  Section 11, specifically including Sections 11(b)(iv), 11(c)(iv), 11(d)(ii) and 11(e)(iii), shall be modified as follows:

a.     Where the reference to “Equity Awards and 2011 Equity Awards” appears, it shall now read “Equity Awards, 2011 Equity Awards, and 2012 Equity Awards.”

b.     Where the reference to “Option” appears, it shall now read “Option and 2012 Option.”

c.     Where the reference to “RSUs” appears, it shall now read “RSUs and 2012 RSUs.”

d.     Where the sentence “All vested RSUs and Performance RSUs shall be paid in accordance with their terms” appears, it shall now read “All vested RSUs, Performance RSUs, and 2012 Performance Share Units shall be paid in accordance with their terms.”

AGREED AND ACCEPTED:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:	/s/ Human Sakhnini	/s/ Brian Hodous
	Humam Sakhnini	Brian Hodous
Chief Strategy and Talent Officer

Date:	September 18, 2012	Date:	September 18, 2012